Exhibit 99.1

GNC HOLDINGS, INC. ANNOUNCES

SHARE REPURCHASE PROGRAM

Pittsburgh, PA — December 8, 2011 — GNC Holdings, Inc. (NYSE: “GNC”) (the “Company”), a leading global specialty retailer of health and wellness products, today announced that its Board of Directors (the “Board”) has authorized a share repurchase program of the Company’s Class A common stock, commencing on or about the date hereof.  The intent of the program is to mitigate dilution associated primarily with the exercise of employee stock options.

Under the share repurchase program, the Company may purchase up to an aggregate of $70 million in shares of its outstanding Class A common stock from time to time in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through open market purchases or block trades, and may make all or part of the purchases pursuant to plans adopted in accordance with Rule 10b5-1 of the Exchange Act.  The Company has no obligation to repurchase shares under the share repurchase program.

About GNC

GNC Holdings, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of September 30, 2011, GNC has more than 7,500 locations, of which more than 5,800 retail locations are in the United States (including 919 franchise and 2,103 Rite Aid franchise store-within-a-store locations) and franchise operations in 52 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  The Company’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men, Ultra Mega, GNC Wellbeing, Pro Performance and Longevity Factors, and under nationally recognized third party brands.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook.  While the Company believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  Actual results could differ materially from those described or implied by such forward-looking statements.  For a listing of factors that may materially affect such forward-looking statements, please refer to the prospectus that is contained in the Company’s registration statement on Form S-1 (File No. 333-176721) filed with the U.S. Securities and Exchange Commission.

Contacts:

Investors:

Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029

or

Dennis Magulick, Senior Director – Treasury & Investor Relations

(412) 288-4632